EXHIBIT 10.11

Portions of this exhibit marked [*] are requested to be treated confidentially.

AGREEMENT

THIS AGREEMENT (“Agreement”) is entered into as of July 13, 2005 between Takeda San Diego, Inc., a Delaware corporation having its principal place of business at 10410 Science Center Drive, San Diego, CA 92121, (formerly known as Syrrx, Inc.) (“TSD”), TAKEDA PHARMACEUTICAL COMPANY LIMITED, a corporation organized under the laws of Japan, having its principal place of business at 1-1 Doshomachi 4-chome, Chuo-ku, Osaka, Japan (hereinafter “TPC”), Development Partners, LLC, a Delaware limited liability company having its principal place of business at 3151 South 17th Street, Wilmington, NC 28412 (“PPD”), and Pharmaceutical Product Development, Inc., a North Carolina corporation having its principal place of business at 3151 South 17th Street, Wilmington, NC 28412 (“PPD, Inc.”). TSD, TPC, and PPD and PPD, Inc. are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, TSD, PPD and PPD, Inc. entered into a Collaboration Agreement (as defined below);

WHEREAS, pursuant to the Collaboration Agreement, PPD acquired the exclusive worldwide right to co-develop serine protease dipeptidyl peptidase IV inhibitors with TSD;

WHEREAS, Takeda America Holdings, Inc., a New York corporation having its principal place of business at New York, NY (“Takeda”), acquired TSD effective March 16, 2005;

WHEREAS, the Parties now desire to, among other things, (i) terminate the Collaboration Agreement, (ii) reallocate ownership and responsibilities for the future development and commercialization of Products (as defined below) and the rights related thereto; and (iii) provide for up-front and milestone cash payments and royalty payments based on Net Sales of Products (as defined below) to PPD by TSD, all in accordance with the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the premises and conditions set forth herein, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 “Affiliate” means, (a) with respect to TSD, (i) TPC; (ii) Takeda or (iii) a particular person, corporation, partnership, or other entity that controls, is controlled by or is under common control with TSD, TPC or Takeda; and (b) with respect to PPD, (i) PPD, Inc. or (ii) a particular person, corporation, partnership, or other entity that controls, is controlled by or is under common control with PPD or PPD, Inc. For the purposes of the definition in this Section 1.1, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such entity, whether by the ownership of at least fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.2 “BLA” means a biologics license application with the FDA as more fully described at 21 CFR § 601.2, or successor equivalent.

1.3 “Collaboration Agreement” means the collaboration agreement entered into among PPD, PPD, Inc. and TSD (then Syrrx, Inc.) effective as of November 19, 2003 to discover, develop, and commercialize serine protease dipeptidyl peptidase IV inhibitors as human drug products.

1.4 “Collaboration Compound” means any serine protease dipeptidyl peptidase IV inhibitor [*] that (a) has [*] as measured internally by TSD using a [*] assay specific for the Target; or (b) has [*] and has not been shown to have [*] the Target, a list of which has been delivered to PPD by TSD.

1.5 “Collaboration Patent Estate” means (a) those Patents set forth in Schedule 1.5 and any continuation, division, continuation-in-part or foreign equivalents thereof, and (b) any Patents and any continuation, division, continuation-in-part or foreign equivalents thereof that claim a Collaboration Compound, regardless of the nature of the claim (i.e. composition of matter, process, method, etc.).

1.6 “Combination Product” means a formulation including two or more active pharmaceutical ingredients, or a package including two or more different pharmaceutical products, which includes Compound as one of the active pharmaceutical ingredients but does not include a Takeda Proprietary Compound as one of the active pharmaceutical ingredients.

1.7 “Compound” means (a) any Collaboration Compound; and (b) any serine protease dipeptidyl peptidase IV inhibitor discovered by TSD [*] that falls within the scope of the Collaboration Patent Estate. For sake of clarity, an inhibitor of the Target is specifically excluded from the definition of a Compound if such inhibitor (a) has [*] and has been shown to have [*] the Target, or (b) was Controlled by Takeda or an Affiliate of Takeda other than TSD [*].

1.8 “Confidential Information” shall have the meaning set forth in Section 8.1.

1.9 “Control” means, with respect to an item of Information, Material or Intellectual Property right that a Party owns or has a license to, that the Party has the ability to disclose, assign and/or grant a license or sublicense as provided for by this Agreement under such Information, Material or Intellectual Property right without violating the terms of any agreement or other arrangement with any Third Party.

1.10 “CTM” means a Product that is in a finished pharmaceutical dosage form that is (a) suitable for administration and dosing to humans in clinical trials, but (b) not suitable for commercial sale (for example, without limitation, not in packaged form such as blister packs or other containers and not including external packaging and package inserts).

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

1.11 “Development Plan” means the 322 Development Plan and such other development plans that TSD or its Affiliates may prepare in the future (for other Compounds), by which TSD or its Affiliates intend to achieve Regulatory Approval of a Product, including, but not limited to, a description of the CMC, preclinical, clinical, and regulatory activities, with estimated timelines necessary to achieve such approval in the Field in the Territory.

1.12 “322 Development Plan” means the Development Plan for SYR110322 as shown in Schedule 1.12.

1.13 “Diligent Efforts” means the carrying out by TSD, its Affiliate or its licensees or subcontractors of obligations or tasks in a sustained manner consistent with the commercially reasonable efforts TSD and its Affiliates devote to a research, development or marketing project for a pharmaceutical product or products of similar market potential, profit potential or strategic value resulting from its own research efforts, based on conditions then prevailing. Diligent Efforts includes, but is not limited to the requirement that TSD and its Affiliates use commercially reasonable efforts to carry out its obligations in accordance with timelines set forth in a Development Plan by: (a) promptly assigning responsibility for such obligations to specific employee(s) who are held accountable for progress and monitor such progress on an on-going basis, (b) setting and consistently seeking to achieve specific and meaningful objectives for carrying out such obligations, and (c) consistently making and implementing decisions and allocating resources designed to advance progress with respect to such objectives. The Parties understand and agree that delays outside the control of TSD may occur with regard to the clinical development of Compounds and that the occurrence of such delays, in and of themselves, shall not be grounds for PPD to claim that a material breach of this Agreement has occurred so long as TSD used Diligent Efforts to avoid the occurrence of such delays, and is using Diligent Efforts to reduce the impact of such delays following their occurrence.

1.14 “Drug Substance” means a Compound together with any formulation ingredients, that is suitable for administration and dosing to animals, other than humans.

1.15 “Effective Date” means the last date on which the Parties executed this Agreement.

1.16 “EMEA” means the European Medicine Agency.

1.17 “EU” means the European Union established under the Maastricht Treaty on February 7, 1992, as amended from time to time.

1.18 “FDA” means the United States Food and Drug Administration, or a successor federal agency thereto.

1.19 “Field” means all treatments of humans using a Product.

1.20 “Finished Product” means a Product in a finished pharmaceutical dosage form that is suitable for commercial sale (for example, without limitation, in packaged form such as blister packs or other containers and including external packaging and package inserts).

1.21 “First Commercial Sale” means the first sale of a Product by TSD, its Affiliates or its licensees for use, consumption or resale of such Product in a country where Regulatory Approval of such Product has been obtained by TSD, its Affiliates or its licensees. Sale of a Product by TSD to an Affiliate of TSD or a licensee of TSD shall not constitute a First Commercial Sale unless such Affiliate or such licensee is the end user of the Product.

1.22 “Good Clinical Practices” or “GCP” means current Good Clinical Practices as specified in the United States Code of Federal Regulations, at the time of testing, and all FDA and ICH guidelines, including the ICH Consolidated Guidelines on Good Clinical Practices.

1.23 “Good Laboratory Practices” or “GLP” means current Good Laboratory Practices as specified in the United States Code of Federal Regulations at 21 CFR §58 at the time of testing and all applicable ICH guidelines.

1.24 “Good Manufacturing Practices” or “GMP” means current Good Manufacturing Practices and standards as provided for (and as amended from time to time) in European Community Directive 91/356/EEC (Principles and Guidelines of Good Manufacturing Practice for Medicinal Products) and in the Current Good Manufacturing Practice Regulations of the United States Code of Federal Regulations Title 21 (21 CFR §§210-211) in relation to the production of pharmaceutical intermediates and active pharmaceutical ingredients, as interpreted by ICH Harmonized Tripartite Guideline, Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients, and subject to any arrangements, additions or clarifications agreed from time to time between the Parties.

1.25 “HSR Act” means Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

1.26 “IND” means an Investigational New Drug Application for a Product filed with the FDA necessary to commence human clinical trials in conformance with applicable laws and regulations.

1.27 “Information” means information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including without limitation, databases, inventions, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, and patent and other legal information or descriptions.

1.28 “Intellectual Property” means (a) all Regulatory Documentation, all Regulatory Filings and all Regulatory Approvals; and (b) any and all inventions, developments, results, know-how and other Information (including physical, chemical or biological materials) made, conceived or reduced to practice by PPD or its Affiliates before the Effective Date or during the Term of this Agreement, whether alone or jointly with TSD and its Affiliates or a Third Party that (i) relates to the composition of matter, manufacture or use of a Compound, or (ii) is incorporated into any Product or its use, or (iii) is necessary for the discovery, identification, manufacture, development, or commercial use or sale of any Product.

1.29 “Joint Development Committee” or “JDC” means a committee composed as set forth in Section 4.5 and having the duties set forth in Section 4.6.

1.30 “MAA” means Marketing Authorization Application submitted to the EMEA.

1.31 “Marketing Authorization” means any Regulatory Approval required to market and sell a Product in any country.

1.32 “Marketing Plan” means an annual marketing plan prepared by TSD, its Affiliates or licensees or subcontractors, that includes, but is not limited to, a prospective description of TSD’s commercial objectives for the upcoming year with respect to a Product throughout the Territory and the strategy by which TSD intends to achieve such objectives.

1.33 “Material” means any tangible material that comprises, consists of, or incorporates a Collaboration Compound and any precursor, prodrug, metabolite, ionized form (e.g., salt), solvate (e.g., hydrate), stereoisomer (e.g., enantiomer, diastereomer, mixture of isomers), resonant form, or tautomer thereof.

1.34 “NDA” means a New Drug Application submitted and filed with the FDA necessary for approval of a Product in conformance with applicable laws and regulations.

1.35 “Net Sales” means the total gross amount billed or invoiced in United States dollars (or converted into US dollars in accordance with this Agreement) by TSD, its Affiliates, or licensees for sales of Products to a Third Party less, to the extent included within the amount invoiced to and paid by the customer, deductions for: (a) transportation charges, and other charges, such as insurance, relating thereto, (b) sales and excise taxes, customs and any other taxes, all to the extent imposed upon the sale of the Products and paid by the selling party and not refundable in accordance with applicable law (but not including taxes assessed against the income derived from such sale), (c) rebates or allowances actually granted or allowed to group purchasing organizations, managed health care organizations and to governments, including their agencies, or to trade customers, in each case that are not Affiliates or licensees of TSD, (d) quantity discounts, cash discounts or chargebacks actually granted, allowed or incurred in the ordinary course of business in connection with the sale of the Products, and (e) allowances or credits to customers, not in excess of the selling price of the Products, on account of governmental requirements, rejection, outdating recalls or return of the Products. Such amounts shall be determined from the books and records of TSD maintained in accordance with GAAP or another generally accepted accounting method agreed by the Parties, consistently applied. In the event a Product is sold as part of a Combination Product or a Takeda Combination Product, Net Sales for purposes of determining royalty and milestone payments hereunder, shall be as follows:

(i) Net Sales in United States of Combination Products and Takeda Combination Products [*]: As long as [*], Net Sales of a Combination Product or a Takeda Combination Product, as the case may be, for purposes of determining royalty and milestone payments hereunder, shall be [*]% of Net Sales of such Combination Product or Takeda Combination Product, as the case may be. For sake of clarity, [*] shall not, in and of themselves, cause a Combination Product or a Takeda Combination Product to be [*] pursuant to this Subsection 1.35(i).

(ii) Net Sales in United States of Takeda Combination Products Not Subject to Section 1.35(i) [*]: In regard to Takeda Combination Products that are not subject to Section 1.35(i), for the [*] period commencing on [*], Net

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Sales of such Takeda Combination Product for purposes of determining royalty and milestone payments hereunder, shall be [*]% of Net Sales of such Takeda Combination Product. For sake of clarity, [*] shall not, in and of themselves, cause a Takeda Combination Product to be [*] pursuant to this Subsection 1.35(ii).

(iii) Net Sales in United States of Combination Products or Takeda Combination Products Not Subject to Sections 1.35(i-ii) [*]: In regard to Combination Products and Takeda Combination Products that are not subject to Sections 1.35(i-ii), for the [*] period commencing on [*], Net Sales of such Combination Product or Takeda Combination Product, as the case may be, for purposes of determining royalty and milestone payments hereunder, shall be [*]% of Net Sales of such Combination Product or Takeda Combination Product, as the case may be. For sake of clarity, [*] shall not, in and of themselves, cause a Combination Product or a Takeda Combination Product to be [*] pursuant to this Subsection 1.35(iii).

(iv) Net Sales in United States of Takeda Combination Products Not Subject to Sections 1.35(i-iii) [*]: In regard to Takeda Combination Products that are not subject to Sections 1.35(i-iii), for the period commencing on [*], Net Sales of a Takeda Combination Product for purposes of determining royalty and milestone payments hereunder, shall be [*]% of Net Sales of such Takeda Combination Product.

(v) Net Sales in United States of Combination Products Not Subject to Section 1.35(i) or Section 1.35(iii) [*]: In regard to Combination Products that are not subject to Section 1.35(i) or Section 1.35(iii), for the period commencing on [*], Net Sales of such Combination Product for purposes of determining royalty and milestone payments hereunder, shall be [*]% of Net Sales of such Combination Product.

(vi) Net Sales outside of United States of Takeda Combination Products and Combination Products: Net Sales outside of the United States for Takeda Combination Products and Combination Products, for the purpose of determining royalty and milestone payments hereunder, shall be determined on a country by country basis by multiplying the actual Net Sales of the Takeda Combination Product or Combination Product by the fraction [*], where A is [*] and B is [*]. Where available in a given country, the [*] or [*] for the other product(s) in the given country will be used as [*]. In the event that such [*] cannot be determined for either the Product or other product(s) in the Combination Product or the Takeda Combination Product, Net Sales for purposes of determining royalty payments hereunder shall be calculated by multiplying the Net Sales of the Combination Product or Takeda Combination Product by the fraction [*], where C is [*] and D is [*], determined in accordance with GAAP or another generally accepted accounting method agreed by the parties, consistently applied. PPD shall have the right to inspection to verify the accuracy of the calculation of the Net Sales in accordance with Section 6.5.

A sale of Product shall be deemed to have occurred upon the invoicing of such Product to a Third Party; or if not invoiced, then when delivered, shipped, or paid for, whichever

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

first occurs, provided that there shall be no double counting of sales if a sale is deemed to have occurred when Product is delivered to a Third Party. For purposes of clarification, a sale of a Product shall be deemed to be made in a particular country when the Product sold is intended for use by consumers in such country. In the case of a sale or other disposal of a Product for value other than in an arm’s-length transaction exclusively for money, such as barter or counter-trade, the amount of such sale shall be calculated using the fair market value of such Product (if higher than the stated sales price) in the country of disposition.

1.36 “Party” or “Parties” shall have the meaning set forth in the first paragraph of this Agreement.

1.37 “Patent” means (a) an unexpired letters patent (including inventor’s certificates) issued anywhere in the world which has not been held invalid or unenforceable by a court of competent jurisdiction from which no appeal can be taken or has been taken within the required time period, including without limitation any substitution, extension, registration, confirmation, reissue, re-examination, renewal or any like filing thereof, or (b) a pending application for a letters patent pending anywhere in the world, including without limitation any continuation, division or continuation-in-part thereof and any provisional applications.

1.38 “Permitted Seller” means TSD and any Affiliate, licensee or sublicensee having the right to sell Product, including without limitation, TPC and any permitted licensee of TPC.

1.39 “Phase II Trial” means a clinical trial of a Product on patients, including possibly pharmacokinetic and dose ranging studies, the principal purposes of which are to make a preliminary determination that such Product is safe for its intended use and to obtain sufficient information about such Product’s efficacy to permit the design of further clinical trials, and generally consistent with 21 CFR §312.21(b).

1.40 “Phase III Trial” means that portion of the clinical development program that provides for the pivotal human clinical trials of a Product, which trial(s) is/are designed to (a) establish that such Product is safe and efficacious for its intended use; (b) define warnings, precautions and adverse reactions that are associated with the Product in the dosage range to be prescribed; (c) be a pivotal study for submission of a NDA; and (d) be generally consistent with 21 CFR §312.21(c).

1.41 “Phase III Development Costs” means all development costs incurred by either Party with TSD’s prior approval under the Collaboration Agreement for (a) direct support of the performance of a Phase III Trial or (b) process development for a Product in a Phase III Trial. For clarity, Phase III Development Costs include costs to formulate and manufacture Phase III Trial CTM.

1.42 “PMDA” means the Pharmaceutical and Medical Devices Agency in Japan.

1.43 “PPD Product” means a human therapeutic product that comprises SYR110322, SYR110619, [*] that PPD develops under this Agreement by electing to exercise its option as to a PPD Product pursuant to Article 12.

1.44 “Product” means a human therapeutic product that comprises, consists of, or

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

incorporates a Compound that has less than [*], or has [*] and has not been shown to have [*] the Target, including a prodrug, metabolite, ionized form (e.g., salt), solvate (e.g., hydrate), stereoisomer (e.g., enantiomer, diastereomer, mixture of isomers), resonant form, or tautomer of such Compound together with any formulation ingredients, regardless of the formulation or mode of administration of such Product. For sake of clarity, Product includes Combination Products and Takeda Combination Products.

1.45 “Regulatory Approval” means any and all approvals (including supplements, amendments, pre- and post-approvals, pricing and reimbursement approvals), licenses, registrations or authorizations of any national, supra-national (e.g., the European Commission or the Council of the EU), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, that are necessary for the manufacture, distribution, use or sale of a Product in a regulatory jurisdiction.

1.46 “Regulatory Documentation” means, with respect to a Product, all regulatory filings and supporting documents created, submitted to the FDA or any equivalent agency or government authority outside of the United States (including any supra-national agency such as in the EU) relating to such Product, and all data contained therein, including, without limitation, the contents of any IND(s), NDA(s), BLA(s), Drug Master File, correspondence to and from the FDA or any equivalent agency or governmental authority outside of the United States, minutes from meetings (whether in person or by audio conference or videoconference) with regulatory authorities, registrations and licenses, regulatory drug lists, advertising and promotion documents shared with regulatory authorities, adverse event files, complaint files and manufacturing records.

1.47 “Regulatory Filing” means the NDA or BLA or IND or any foreign counterparts thereof and any other filings required by any regulatory agency, department, bureau, commission, council or other governmental entity in a regulatory jurisdiction relating to the study, development, manufacture or commercialization of any Product.

1.48 “Serious Adverse Event” means any adverse event related to a Product that results in any of the following outcomes: death, a life-threatening adverse drug experience, inpatient hospitalization or prolongation of existing hospitalization, a persistent or significant disability/incapacity, or a congenital anomaly/birth defect. Important medical events that may not result in death, be life-threatening, or require hospitalization may be considered a Serious Adverse Event when, based upon appropriate medical judgment, they may jeopardize the patient or subject and may require medical or surgical intervention to prevent one of the outcomes listed in this definition.

1.49 “Takeda Combination Product” means a formulation including two or more active pharmaceutical ingredients, or a package including two or more different pharmaceutical products, which includes a Compound and at least one Takeda Proprietary Compound.

1.50 “Takeda Proprietary Compound” means an active pharmaceutical ingredient that (i) [*], (ii) is not a Compound, (iii) either (x) is Controlled exclusively or

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

semi-exclusively in a country or a region by TSD, TPC or Takeda or an Affiliate thereof, or (y) TSD, TPC or Takeda or an Affiliate thereof has or had exclusive or semi-exclusive rights to commercialize and market such active pharmaceutical ingredient in a country or a region, and (iv) has been incorporated into a pharmaceutical product (including a Product) that was introduced into the commercial market. ACTOS is one example of a Takeda Proprietary Compound.

1.51 “Target” means human serine protease dipeptidyl peptidase IV (DP4).

1.52 “Term” shall have the meaning assigned to it in Section 10.1.

1.53 “Territory” means throughout the world.

1.54 “Third Party” means any individual, corporation, partnership, limited liability company or other entity other than (i) TSD, (ii) PPD or (iii) an Affiliate of either of them.

ARTICLE 2

COLLABORATION AGREEMENT

2.1 Termination of Collaboration Agreement.

(a) TSD and PPD agree that the Collaboration Agreement is hereby terminated in its entirety as of the Effective Date. As of the Effective Date, the Collaboration Agreement shall have no further force or effect (including, subject to Section 2.1(a)(iii), any provisions that would otherwise survive) and no Party thereto shall have any further right or obligation thereunder except that:

(i) PPD shall assign, and TSD shall assume, in an Assignment and Assumption Agreement substantially in the form of Schedule 2.1(a)(i)(1), all contracts with Third Parties under or in connection with the Collaboration Agreement, including investigator sites, that are in existence as of the Effective Date, to the extent assignable; provided, that PPD and TSD shall each use reasonable efforts to obtain any necessary consents from Third Parties promptly after the Effective Date. Schedule 2.1(a)(i)(2) lists all Third Party contracts in existence as of the Effective Date. PPD confirms that it has provided TSD with true and correct copies of all Third Party contracts in existence as of the Effective Date and as listed in Schedule 2.1(a)(i)(2).

(ii) TSD shall have the obligations of payment for services to be performed by PPD pursuant to the Collaboration Agreement as set forth in Section 5.4 of this Agreement; and

(iii) Articles 12, 14, 15, 16, and 17 and Sections 3.4(e)(ii) and 11.1 of the Collaboration Agreement shall survive termination.

(b) Without limiting the generality of the foregoing, following the Effective Date, and except as specifically set forth herein, PPD shall not, directly or indirectly, have any liability or obligation for any cost or expense related to any Compound or Product, including but not limited to costs or expenses for research, development, manufacturing, or commercialization of any Compound or any Product.

2.2 Reversion of License Rights in the Collaboration Agreement. Except as otherwise provided in Section 2.1(a) of this Agreement, as of the Effective Date, (a) all rights and licenses granted by TSD to PPD under the Collaboration Agreement shall terminate and revert to TSD, and (b) all rights and licenses granted by PPD to TSD under the Collaboration Agreement shall terminate and revert to PPD.

2.3 End of Collaboration Agreement Report. As soon as possible, but no later than thirty (30) days from the Effective Date, PPD shall provide to TSD a written report summarizing the status of SYR110322 Phase II Trial and API production for Phase III through the Effective Date. The provision of such report shall not relieve PPD from its obligations under Section 3.3. Such report shall identify any and all material written Information related to the API and Phase II Trial known to PPD as of the Effective Date. PPD shall also provide to TSD a final report for the SYR110619 Phase I trial on or about July 31, 2005. Following delivery of such reports, TSD shall have a right to reasonably request through the JDC additional information from PPD relating to the SYR110322 and SYR110619 development programs and results, and PPD shall provide such information.

2.4 Mutual Release From Claims Arising Under the Collaboration Agreement. Each Party, on behalf of itself and its predecessors, successors, parents, subsidiaries, Affiliates, segments or divisions, and present and former shareholders, officers, directors, employees, agents, assigns and representatives and their heirs, family members and executors, hereby releases the other Party and its predecessors, successors, parents, subsidiaries, Affiliates, segments or divisions, and present and former members, shareholders, officers, directors, agents, employees, representatives, attorneys, and assigns from any and all claims, demands, obligations, or liability of whatever kind, that it has, had, or may have against the other Party, whether asserted or otherwise and whether known or unknown, for any claims, actions, or matters of any kind arising through the Effective Date in relation to the Collaboration Agreement, provided however, that such release shall not extend to any claims, demands, obligations, or liability of whatever kind, that it may have against the other Party either under this Agreement or under the Collaboration Agreement arising after the Effective Date, or claims for indemnity under Article 15 of the Collaboration Agreement for matters covered under such indemnification provisions that arose before the Effective Date.

2.5 California Civil Code Section 1542. The Parties represent that they are not aware of any claims other than the claims that are released by this Agreement. The Parties also acknowledge that they have been advised by legal counsel and each Party hereby waives the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

ARTICLE 3

ASSIGNMENT and LICENSE

3.1 Assignment. Subject to all of the terms and conditions of this Agreement, PPD hereby irrevocably sells, assigns, delivers, conveys, transfers and sets over to TSD, its successors and assigns the entire right, title and interest to Intellectual Property that PPD or an Affiliate of PPD Controls as of the Effective Date or during the Term of this Agreement.

3.2 License. To the extent that PPD is unable to assign any Intellectual Property Controlled by PPD or an Affiliate of PPD as of the Effective Date or during the Term of this Agreement, PPD hereby grants and shall grant to TSD a perpetual, worldwide, exclusive license (even as to PPD), with the right to grant sublicenses as is reasonably necessary for TSD to achieve Rgulatory Approval and commercialize Products, to such Intellectual Property. To the extent that PPD is unable to grant an exclusive license to any Intellectual Property Controlled by PPD or an Affiliate of PPD as of the Effective Date or during the Term of this Agreement, PPD hereby grants and shall grant to TSD a perpetual, worldwide, non-exclusive license, with the right to grant sublicenses as is reasonably necessary for TSD to achieve Rgulatory Approval and commercialize Products, to such Intellectual Property. TSD agrees to perform under and abide by the terms and conditions of any underlying licenses to such Intellectual Property.

3.3 Delivery of Documents and Materials. Promptly following the Effective Date, PPD shall deliver to TSD any and all data and documentation in PPD’s Control related to the development of a Compound or Product, and not in the possession of TSD, on the Effective Date. Following the Effective Date, PPD shall promptly notify TSD if it later discovers any data or documentation in PPD’s Control related to the development of a Compound or Product that was not previously delivered to TSD and shall promptly deliver such to TSD. Promptly following the Effective Date, PPD shall transfer to TSD the legal title to the associated INDs presently on file and any comparable filings in other countries of the Territory for SYR110322 and SYR110619. PPD shall transfer to TSD ownership of all Drug Substance, CTM and Finished Product of SYR110322 and SYR110619 and any other Material in its possession as of the Effective Date of this Agreement, the amounts of which are listed on Schedule 3.3.

3.4 Notice of New Intellectual Property Developed by PPD After the Effective Date. PPD shall promptly provide TSD with notice of any Intellectual Property that PPD develops following the Effective Date. PPD will promptly provide to TSD information and access to personnel reasonably requested by TSD that is necessary for seeking protection of such Intellectual Property. All expenses incurred by TSD associated with seeking protection of Intellectual Property shall be paid by TSD.

ARTICLE 4

DEVELOPMENT

4.1 Control over Development. Subject to Section 4.3 and its obligations to use Diligent Efforts, TSD shall, directly or through its Affiliates or licensees or subcontractors, have full control over implementation of all aspects of a Product’s development, marketing and commercialization throughout the Term of this Agreement, and shall be solely responsible for all costs and expense associated therewith.

4.2 Design and Modifications to the Development Plan. Except as set forth in Section 4.3, TSD shall consult PPD with regard to the design and implementation of a Development Plan as well as modifications to a Development Plan and take PPD’s suggestions into consideration. Except as set forth in this Section 4.2 and Section 4.3, TSD shall have the right, in its sole reasonable discretion, to modify a Development Plan after TSD consults with PPD about any proposed material changes to a Development Plan and TSD shall give full consideration to any reasonable comments or suggestions by PPD. TSD shall at all times exercise Diligent Efforts in the design, development, implementation, and modification of a Development Plan.

4.3 Development and Commercialization of SYR110322. During the term of this Agreement, TSD shall be responsible for the remainder of clinical and non-clinical development of SYR110322 in accordance with the 322 Development Plan, and TSD shall be solely responsible for all costs and expenses associated therewith. TSD shall have the right to modify the 322 Development Plan from time to time as reasonably necessary, [*]. TSD will use Diligent Efforts to submit applications for regulatory approval to market a Product comprising SYR110322 in the United States, EU and Japan, and will use Diligent Efforts to file an MAA in the European Union for a Product comprising SYR110322 with the EMEA within [*] of acceptance of an NDA filing for a Product comprising SYR110322. Upon approval in a country, TSD shall use Diligent Efforts to market such Product in such country. TSD shall promptly notify PPD in writing of the First Commercial Sale of a Product in each country. TSD shall use Diligent Efforts to exploit the lifecycle of the Product including, where appropriate, carrying out clinical trials and/or other studies on the Product and obtaining Marketing Authorizations. TSD shall use Diligent Efforts to commercialize Product, including deploying sales personnel as necessary to promote the Product, taking into account the sales volume of the Product, the number of competitors, the regulatory environment, and the potential for sales in a geographic area. TSD shall use Diligent Efforts to maximize the Net Sales of Products.

4.4 Development and Commercialization of Backup Product. Should TSD cease to develop and commercialize a Product comprising SYR110322 despite using Diligent Efforts, then TSD shall use Diligent Efforts (and shall cause any Affiliates, licensees or subcontractors participating in the subject matter of this Agreement to use Diligent Efforts) to develop and introduce a Product comprising one of SYR110619 [*] to the commercial market and to market such Product. Should TSD cease to develop and commercialize such Product despite using Diligent Efforts, then TSD shall use Diligent Efforts (and shall cause any licensees or subcontractors participating in the subject matter of this Agreement to use Diligent Efforts) to develop and introduce a Product comprising [*] SYR110619 [*] to the commercial market and to market such Product. With respect to this Section 4.4, TSD will use Diligent Efforts to submit applications for regulatory approval to market the SYR110619 [*] Product in the United States, EU and Japan. Should TSD cease to develop and commercialize such Product despite using Diligent Efforts, then TSD shall not have any further obligation to develop alternative Compound(s) under this Agreement.

4.5 Joint Development Committee. Within thirty (30) days of the Effective Date, PPD and TSD shall assemble a JDC. Initially, the JDC will be composed of at least two, but no more than six, representatives, with an equal number appointed by each of PPD and TSD, or their Affiliates. A list shall be provided to the other Party within thirty (30) days after the Effective Date. Each Party will promptly notify the other Party in writing of any change in its appointed representatives. The chairperson of the JDC will be one of TSD’s or its Affiliate’s representatives.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

4.6 Duties of JDC. The duties of the JDC shall include, but not be limited to, (a) reporting the progress of all Development and Marketing Plans; (b) providing updates describing the progress made in designing and implementing new Development or Marketing Plan(s); (c) discussing potential modifications to any Development Plan; (d) reporting the results of any efforts, if any, to evaluate potential therapeutic applications for Compounds other than type II diabetes; and (e) providing updates on discovery, non-clinical and preclinical, clinical development or marketing of Compounds other than SYR110322. TSD shall promptly provide PPD with copies, through the JDC, of all Development Plans and Marketing Plans. TSD shall also provide PPD with copies through the JDC of all Regulatory Filings, Regulatory Documentation and communications with regulatory agencies within ten (10) days of mailing or receipt of Regulatory Filings, Regulatory Documentation or communications, as the case may be, with a regulatory agency. TSD shall provide to PPD copies of all final clinical study reports. A PPD JDC member shall have the right to consult with the JDC if the PPD JDC member reasonably believes information is needed from TSD in order to protect PPD’s interests, as the case may be, in the subject matter of this Agreement, and TSD through the JDC shall reasonably cooperate in connection therewith. To accomplish its objectives, the JDC will meet quarterly, or more often if mutually agreed upon by the Parties, during the term of any Development Plan or during any period of post-marketing regulatory activity, and will meet at least annually thereafter. The JDC may meet in person or by telephone or video conference. In-person JDC meetings will be held in Chicago, IL or such other sites that the Parties may mutually agree upon. Each Party will bear all expenses of its personnel arising from attending such meetings. Among other duties, one of TSD’s JDC members shall prepare and promptly circulate to the other JDC members written minutes of each such meeting, which minutes will, without limitation, record the updates given at the meetings describing the progress made in discovery, development, and commercialization of a Product. Both Parties acknowledge and agree that they intend to be as transparent as reasonably possible with each other on all material issues relating to development and commercialization of Product, and that the forum for achieving such transparency shall be the JDC.

4.7 Decision Making By the JDC. TSD shall have a sole and final vote on any issue and matter in the JDC after taking into account TSD’s obligation to use Diligent Efforts as set forth in Article 4.

4.8 Serious Adverse Event. TSD shall immediately inform PPD in writing of the occurrence of any Serious Adverse Event with regard to a Product.

4.9 Clinical Development Collaboration. TSD agrees to utilize PPD exclusively for clinical and bioanalytical CRO services related to the Phase II and Phase III Trials of Products that are conducted in support of obtaining Regulatory Approval in the U.S. and in the EU, in all cases, under terms and conditions mutually acceptable to the Parties; provided that (a) PPD provides such services at [*] rates which are applied between PPD, Takeda Global Research and Development Center, Inc. (“TGRD”) and Takeda Europe Research & Development Centre Ltd. (“TeuR&D), and (b) PPD demonstrates that it has and is maintaining the requisite technical expertise and capacity to reliably provide such services in a professional and competent manner. TSD will consider in good faith using PPD for CRO services related to Phase IV trials

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

of the Products and biostatistics and data management services related to Phase II-IV trials of the Products. CRO services performed by PPD pursuant to this Section 4.9 shall be governed by that certain Global Master Agreement, Clinical Research Management Services (Phase II-IV) dated July 1, 2004, that certain Global Master Agreement, Bioanalytical Laboratory Services dated September 1, 2004 and that certain Global Master Agreement, Biostatistics and Data Management Services (Phase II-IV) dated July 13, 2005, each of which is executed among TGRD, TeuR&D and PPD Development, LP (the “Takeda MSAs”). Schedule 4.9 includes a description of initial services that will be performed by PPD under the 322 Development Plan. Individual task orders, which more fully describe the specific types of services and activities to be undertaken by PPD for each study under the 322 Development Plan, will be executed under the appropriate Takeda MSA. Each task order will be signed by TSD, as an affiliate of TGRD and TeuR&D. If PPD is asked to perform CRO services for multiple Products at the same time, PPD shall conduct such CRO services for such multiple Products pursuant to the Development Plan for each such Product, and pursuant to guidance from TSD regarding the coordination between such Products as necessary. In case of conflict between this Agreement and the Takeda MSAs regarding the assignment or license of Intellectual Property to TSD, the terms of this Agreement shall prevail.

ARTICLE 5

CONSIDERATION

5.1 Upfront Payment. Within thirty (30) days after the Effective Date, TSD shall pay to PPD the sum of Fifteen Million Dollars ($15,000,000).

5.2 Milestone Payments.

(a) TSD shall make the milestone payments set forth below to PPD within thirty (30) days of the occurrence of the related milestone events with regard to a Product. Each such milestone payment shall not come due until the related milestone event occurs and shall only be payable upon the first occurrence of the related milestone event. Once TSD provides PPD with payment for the occurrence of a given milestone event, TSD shall have no further obligation to make any further milestone payments to PPD for any future occurrence of such milestone event whether with the same Product or a different Product. TSD shall give PPD notice of the occurrence of a milestone event within five (5) business days of the occurrence of such milestone event.

Milestone Event	Milestone Payment
First dosing of any Product to a subject in a Phase III Trial	Fifteen million dollars ($15,000,000)
[*]	[*] million dollars ($[*])
[*]	[*] million dollars ($[*])
[*]	[*] million dollars ($[*])
[*]	[*] million dollars ($[*])
[*]	[*] million dollars ($[*])
[*]	[*] million [*] thousand dollars ($[*])

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(b) TSD shall pay to PPD milestone payments in accordance with the schedule set forth below with regard to Products, based on total worldwide Net Sales of all Products for the first consecutive twelve month period during which such sales milestone event is achieved, such payment to be made within thirty (30) days after achievement of such milestone event. Each of the milestone payments listed in Section 5.2(b) shall be payable only once under this Agreement regardless of the number of Products that individually achieve the sales milestone event in a given twelve month period or the number of times a given Product achieves such sales milestone event in a given twelve month period.

Sales Milestone Event	Milestone Payment
First time that aggregate worldwide Net Sales of all Products in a twelve consecutive month period exceed [*] dollars ($[*])	[*] dollars ($[*])
First time that aggregate worldwide Net Sales of all Products in a twelve consecutive month period exceed [*] dollars ($[*])	[*] dollars ($[*])

5.3 Royalties. In accordance with the terms of Article 6 of this Agreement, TSD shall pay the following running earned royalties on a Compound by Compound basis on cumulative annual (a fiscal year starting on April 1) Net Sales as set forth below for each Product sold. For purposes of clarification and illustration, examples of royalty calculations are set forth on Schedule 5.3.

Such royalties shall be payable on cumulative Net Sales on a Compound by Compound basis and on a country-by-country basis beginning upon the First Commercial Sale of a Product in the country until the later of (a) the [*] year anniversary of the First Commercial Sale of that Product in that country or (b) [*] following [*]. For the avoidance of doubt and except as provided in (a) of the preceding sentence, no royalties shall be payable by TSD with respect to Net Sales of Product after the date that is [*]. Royalties under this Section 5.3 shall be based on cumulative Net Sales of Products containing the same Compound, as calculated in accordance with Section 1.35.

During the [*] period following expiration of all Patents in the Collaboration Patent Estate which [*], the specified royalty rate shall be reduced [*]. For example, if there is at least one Patent in the Collaboration Patent Estate issued in a country that [*] and the applicable royalty rate is [*]%, then for a period of [*] following [*], the royalty rate will be [*]%.

Independent but including the preceding paragraph, the royalty rates set forth in this Section 5.3 shall be reduced by [*] percent ([*]%) if [*]. For example, if the stated royalty rate is [*]%, then the royalty rate is [*]% if [*] and [*]% if the Product [*].

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(a)	U.S. Net Sales.

Annual Net Sales in the United States	Royalty rate(s) per annual U.S. Net Sales
On the portion of annual Net Sales less than [*] US dollars ($[*])	[*] percent ([*]%) of Net Sales

On the portion of annual Net Sales equal to or greater than [*] US dollars ($[*]) but not greater than [*] US dollars ($[*])	[*] percent ([*]%) of Net Sales

On the portion of annual Net Sales greater than [*] US dollars ($[*])	[*] percent ([*]%) of Net Sales

(b)	EU Net Sales.

Annual Net Sales in the EU	Royalty rate(s) per annual EU Net Sales
On the portion of annual Net Sales less than [*] US dollars ($[*])	[*] percent ([*]%) of Net Sales

On the portion of annual Net Sales equal to or greater than [*] US dollars ($[*]) but not greater than [*] US dollars ($[*])	[*] percent ([*]%) of Net Sales

On the portion of annual Net Sales greater than [*] US dollars ($[*])	[*] percent ([*]%) of Net Sales

(c)	Japan Net Sales.

Annual Net Sales in Japan	Royalty rate(s) per annual Japanese Net Sales
On the portion of annual Net Sales less than [*] US dollars ($[*])	[*] percent ([*]%) of Net Sales

On the portion of annual Net Sales equal to or greater than [*] US dollars ($[*]) but not greater than [*] US dollars ($[*])	[*] percent ([*]%) of Net Sales

On the portion of annual Net Sales greater than [*] US dollars ($[*])	[*] percent ([*]%) of Net Sales

(d)	Rest of World Net Sales.

Annual Net Sales in all countries (in the aggregate) other than the United States, EU and Japan	Royalty rate(s) per annual Net Sales in all countries (in the aggregate) other than the United States, EU and Japan
On the portion of annual Net Sales less than [*] US dollars ($[*])	[*] percent ([*]%) of Net Sales

On the portion of annual Net Sales equal to or greater than [*] US dollars ($[*]) but not greater than [*] US dollars ($[*])	[*] percent ([*]%) of Net Sales

On the portion of annual Net Sales greater than [*] US dollars ($[*])	[*] percent ([*]%) of Net Sales

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

5.4 Costs and Expenses. The Parties shall apportion costs and expenses as follows:

(a) PPD shall be solely responsible for all direct and indirect costs and expenses (including internal personnel and other internal costs and expenses) related to Phase II Trials pursuant to the Collaboration Agreement accrued prior to [*]; and

(b) TSD shall reimburse PPD for [*]% of all Phase III Development Costs accrued before [*] and PPD shall be responsible for the remaining [*]% of such costs.

(c) Within six (6) months of the Effective Date, PPD shall submit a final request for reimbursement for any and all monies PPD seeks reimbursement for from TSD under Section 5.4(b) hereof. Schedule 5.4 lists all expenses that are outstanding under Section 5.4(b) as of the Effective Date. TSD shall pay to PPD such amounts owed no later than thirty (30) days after receipt of such final request from PPD.

5.5 Third Party License Payments. If TSD, its Affiliates or licensees pay an upfront payment, milestone, royalty or other payment to a Third Party in consideration for immunity from or license to such Third Party’s intellectual property rights with respect to the Product, then [*] percent ([*]%) of such payment shall be credited to TSD against the subsequent royalty payment that comes due to PPD under Article 5, provided however, that no royalty payment to PPD under Article 5 shall be reduced by more than [*] percent ([*]%). For sake of clarity, a license to a specific pharmaceutical active ingredient other than a Compound used in a Combination Product or a Takeda Combination Product shall not be treated as a Third Party License payment under this Section 5.5. Notwithstanding the foregoing, PPD shall reimburse TSD $500,000 for the [*].

5.6 Payments Non-Refundable. All payments to PPD under this Article 5 and Article 6 are noncreditable and nonrefundable, and TSD shall not have any right to set off any amounts provided to be paid under this Article 5 or Article 6.

ARTICLE 6

RECORDS; REPORTS AND PAYMENTS

6.1 Payment Method; Reports.

(a) All payments to PPD pursuant to Article 5 shall be made by Federal Reserve electronic wire transfer in immediately available funds to an account designated by PPD. All payments pursuant to Article 5 and this Section 6.1(a) shall be made in U.S. dollars.

(b) Within forty five (45) days after the close of each calendar quarter in which there are any Net Sales during the Term, TSD shall furnish to PPD a statement of

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Net Sales of each Product for such calendar quarter setting forth the Net Sales for each country in which Products were sold during such calendar quarter, and a calculation of royalties due pursuant to Section 5.3, together with a payment for royalties due for such quarter. TSD will mail such report to the attention of: Pharmaceutical Product Development, Inc., 3151 South 17th Street, Wilmington, North Carolina, 28412, Attn: Corporate Controller. The amount of royalty payment due to PPD shall be paid by TSD concurrently with the remittance of each royalty report. Interest shall accrue on any payments due under this Agreement (including royalties) not paid when due through and including the date upon which PPD has collected the funds in accordance herewith at a rate equal to the lesser of (i) the sum of [*] percent ([*]%) plus the prime rate of interest quoted in the Money Rates (or equivalent) section of The Wall Street Journal (or any substitute source mutually agreed to by the Parties), calculated daily on the basis of a three hundred sixty (360) day year, or (ii) the maximum interest rate allowed by applicable law. Except as set forth in Section 6.3, payments pursuant to this Section 6.1(b) shall be made in U.S. dollars.

6.2 Taxes. Each Party shall pay any and all taxes levied on account of all payments it receives under this Agreement. If laws or regulations require that taxes be withheld, the paying Party will (a) deduct those taxes from the remittable payment, (b) pay the taxes to the proper taxing authority, and (c) send evidence of the obligation together with proof of tax payment to the non-paying Party within thirty (30) days following that tax payment. Any such payments made by the paying Party shall be treated as having been made to the non-paying Party under this Article 6.

6.3 Blocked Currency. In each country where the local currency is blocked and cannot be removed from the country, royalty payments pursuant to Section 5.3 arising from Net Sales made in that country shall be paid to PPD in the country in local currency by deposit in a local bank designated by PPD, unless the Parties otherwise agree.

6.4 Foreign Exchange. Conversion of sales recorded in local currencies to U.S. dollars will be done for such currencies using the average rate of exchange for the applicable quarter based upon the daily rates for such currencies at the time published in The Wall Street Journal (or any substitute source mutually agreed to by the Parties).

6.5 Records; Inspection. TSD shall keep, and shall require its Permitted Sellers to keep, complete, true and accurate books of accounts and records for the purpose of determining the basis and accuracy of payments to be made under this Agreement. Such records shall be kept in accordance with generally accepted accounting principals, showing Net Sales of Product on a country-by-country and Product-by-Product bases, and TSD’s or its Permitted Sellers’ usual internal practices and procedures, consistently applied. Such books and records shall be kept for at least five (5) years following the end of the calendar quarter to which they pertain. Such records will be open for inspection by PPD during such five (5) year period by independent accountants reasonably acceptable to TSD, solely for the purpose of verifying the basis and accuracy of amounts in the payment statements hereunder. Such inspections shall be made no more than once each calendar year, at reasonable time and on reasonable notice and shall be limited to information related to Products. Results of any such inspection shall be deemed to be Confidential Information of TSD. If any errors in favor of TSD are discovered in the course of such inspection, then within thirty (30) days of written request by PPD, TSD shall pay PPD those amounts that PPD would

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

have received in the absence of such errors, plus interest pursuant to and in accordance with Section 6.1(b). Inspections conducted under this Section 6.5 shall be at the expense of PPD, unless a variation or error in favor of TSD exceeding [*] percent ([*]%) of the amount stated for the period covered by the inspection is established in the course of such inspection, whereupon all costs relating to the inspection for such period will be paid promptly by TSD.

ARTICLE 7

INDEMNIFICATION

7.1 TSD Indemnification of PPD. TSD hereby agrees to indemnify, defend and hold harmless PPD and its Affiliates and their directors, officers, agents and employees (the “PPD Indemnitees”) from and against any and all damages, liabilities, expenses and/or loss, including reasonable legal expenses and reasonable attorneys’ fees (“Losses”) resulting from suits, claims, proceedings or causes of action (“Claims”) brought by a Third Party against such PPD Indemnitee based on: (i) any claim arising out of any allegation of infringement or misappropriation of a Third Party’s intellectual property relating to the subject matter of this Agreement; (ii) any breach by TSD or its Affiliates of a representation or warranty contained in this Agreement; (iii) any breach of this Agreement or applicable law by TSD or its Affiliates; (iv) the handling, possession, development, manufacturing, marketing, distribution, promotion, sale or use of Product; (v) any product liability or other claim arising out of any allegation of injury or death caused by any person’s use of Product; (vi) any liability or other claim (including without limitation injury or death) arising from the use of any Drug Substance, CTM, or Product; (vii) the breach or other violation of any underlying license to the Intellectual Property licensed to TSD by PPD in Section 3.2, by TSD and its Permitted Sellers and other licensees or subcontractors; (viii) the exercise of any right(s) under the Intellectual Property, by TSD and its Permitted Sellers and other licensees or subcontractors; (ix) any failure by TSD or its Affiliates to comply in all material respects with applicable laws in connection with the performance of their respective obligations or the exercise or their respective rights under this Agreement; (x) the negligence or willful misconduct of TSD or its Affiliates in the performance of this Agreement; and\or (xi) liabilities arising from the contracts listed in Schedule 2.1(a)(i)(1) that are assigned to TSD pursuant to Section 2.1(a)(i), but only to the extent such liability arises from activities under such contracts that occur after the Effective Date; except to the extent such PPD Losses result from (1) breach by PPD or its Affiliates of a representation or warranty contained in this Agreement; and/or (2) breach of this Agreement or applicable law by the PPD Indemnitee; and/or (3) the negligence or willful misconduct of the PPD Indemnitee in the performance of this Agreement. TSD and TPC agree to indemnify, defend and hold the PPD Indemnitees harmless from and against any and all Losses arising from any Claim against the PPD Indemnitees as a result of [*].

7.2 PPD Indemnification of TSD. PPD hereby agrees to indemnify, defend and hold harmless TSD and its Affiliates and their directors, officers, agents and employees (the “TSD Indemnitees”) from and against any and all Losses resulting from Claims brought by a Third Party against such TSD Indemnitee based on: (i) breach by PPD or its Affiliates of a representation or warranty contained in this Agreement; (ii) any breach of this Agreement or applicable law by PPD or its Affiliates; (iii) any failure by PPD or its Affiliates to comply in all material respects with applicable laws in

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

connection with the performance of its respective obligations or the exercise or its respective rights under this Agreement; and/or (iv) the negligence or willful misconduct of PPD or its Affiliates in the performance of this Agreement; except to the extent such Losses result from (1) breach by TSD or its Affiliates of a representation or warranty contained in this Agreement; (2) breach of this Agreement or applicable law by the TSD Indemnitee; and/or (3) the negligence or willful misconduct of the TSD Indemnitee in the performance of this Agreement.

7.3 Notice of Request for Indemnification. In the event that an Indemnitee is seeking indemnification under Section 7.1 or Section 7.2, it shall inform the indemnifying Party of a claim as soon as reasonably practicable after it receives notice of the Claim, shall permit the indemnifying Party to assume direction and control of the defence of the Claim (including the right to settle the Claim solely for monetary consideration), and shall cooperate as requested by the indemnifying Party (at the expense of the indemnifying Party) in the defence of the Claim.

7.4 Limitation on Liability. IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES, OR THEIR DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE ARISING OUT OF THIS AGREEMENT, PROVIDED HOWEVER, THAT THE FOREGOING SHALL NOT PRECLUDE A CLAIM BY PPD FOR DAMAGES CAUSED BY A MATERIAL BREACH BY TSD OF ITS OBLIGATIONS UNDER THIS AGREEMENT FOR THOSE PAYMENTS THAT PPD WOULD HAVE REALIZED PURSUANT TO ARTICLE 5 HAD TSD COMPLIED WITH ITS OBLIGATIONS UNDER THIS AGREEMENT.

7.5 Payment of Indemnification. Upon the final, unappealable determination of liability and the amount of the indemnification payment under this Article, the indemnifying Party will pay such amount to the Indemnified Party in immediately available funds within thirty (30) days after such determination.

7.6 Clinical Trial Insurance. Prior to TSD initiating any clinical trial with respect to a Compound or Product, TSD shall have and maintain such type and amounts of liability insurance covering the development activities contemplated hereunder and that are normal and customary in the pharmaceutical industry generally for parties similarly situated, and shall name PPD as an additional insured thereunder. TSD shall furnish to PPD certificates evidencing the insurance coverage, including amendments and revisions thereto, within five (5) business days of PPD’s written request.

ARTICLE 8

CONFIDENTIALITY AND PUBLICITY

8.1 Nondisclosure of Confidential Information. All Information disclosed by one Party to the other Party pursuant to this Agreement shall be “Confidential Information,” provided that it is marked or otherwise identified as “confidential” or “proprietary.” The Parties agree that during the Term, and for a period of five (5) years thereafter, a Party receiving Confidential Information of the other Party will (a) maintain in confidence such Confidential Information to the same extent such Party maintains its own proprietary business information of similar kind and value (but at a minimum each Party shall use commercially reasonable efforts), (b) not disclose such Confidential Information to any Third Party without prior written consent of the other Party, and (c) not use such Confidential Information for any purpose except those permitted by this Agreement.

8.2 Exceptions. The obligations in Section 8.1 shall not apply with respect to any portion of the Confidential Information that the receiving Party can show by competent written proof:

(a) Is publicly disclosed by the disclosing Party, either before or after it is disclosed to the receiving Party hereunder; or

(b) Was known to the receiving Party, without obligation to keep it confidential, prior to disclosure by the disclosing Party; or

(c) Is subsequently disclosed to the receiving Party by a Third Party lawfully in possession thereof and without obligation to keep it confidential; or

(d) Has been published by a Third Party; or

(e) Has been independently developed by the receiving Party without the aid, application or use of all or any part of Confidential Information.

For purposes of clarification, all Information and Intellectual Property, including without limitation all Regulatory Filings, all Regulatory Documentation and all Regulatory Approvals assigned by PPD to TSD pursuant to Section 3.1, shall be deemed Confidential Information of TSD and shall not be subject to the exceptions set forth in (b) and/or (e) in this Section 8.2.

8.3 Authorized Disclosure. A Party may disclose the Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances:

(a) Prosecuting or defending litigation;

(b) Complying with applicable court order, law, governmental regulations or the rules of any national securities exchange or association; and

(c) Disclosure, in connection with the performance of this Agreement, to licensees, research collaborators, employees, consultants, or agents, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 8.

The Parties acknowledge that the terms of this Agreement shall be treated as Confidential Information of both Parties. Such terms may be disclosed by a Party to investment bankers, investors, potential investors, lenders and other financing parties, provided that they are bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 8. In addition, a copy of this Agreement may be filed by either Party with the Securities and Exchange Commission if such filing is required by law or regulation. In connection with any such filing, such Party shall endeavour to obtain confidential treatment of such terms and other trade secret information to the extent permitted by the Securities and Exchange Commission. Notwithstanding the foregoing, the Parties shall have the right to publicly disclose the financial information regarding this Agreement as set forth in Schedule 8.3.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES AND COVENANTS

9.1 Representations and Warranties of the Parties. Each Party hereby represents and warrants to the other Party that as of the Effective Date:

(a) Such Party is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization;

(b) Such Party has the full power and is duly authorized to enter into, execute and deliver this Agreement, and to carry out and otherwise perform its obligations hereunder;

(c) This Agreement has been duly executed and delivered by, and is the legal and valid obligation binding upon such Party and the entry into, the execution and delivery of, and the carrying out and other performance of its obligations under this Agreement by such Party (i) does not conflict with, or contravene or constitute any default under, any agreement, instrument or understanding, oral or written, to which it is a party, and (ii) does not violate applicable law or any judgment, injunction, order or decree of any government authority having jurisdiction over it; and

(d) Such Party does not, to its knowledge, employ and will not, to its knowledge, employ, or use, a person or entity debarred under Section 306(a) or (b) of the Federal Food, Drug, and Cosmetic Act. Further, such Party, to its knowledge, does not employ and, to its knowledge, has not used a contractor or consultant that has employed, any individual or entity debarred by the FDA, or, to the knowledge of such Party, any individual who or entity which is the subject of an FDA debarment investigation or proceeding.

9.2 Representations and Warranties of PPD. PPD hereby represents and warrants to TSD that as of the Effective Date that:

(a) To PPD’s knowledge PPD has the right and authority to make the assignments and to grant the rights and licenses specified in Article 3 to TSD in all material respects;

(b) PPD’s interest in Intellectual Property arising under the Collaboration Agreement are free and clear of any lien, encumbrance, security interest or restriction;

(c) PPD has not granted any right, license or interest in, to or under the Intellectual Property inconsistent with the assignment and license rights granted to TSD under Article 3;

(d) PPD has no knowledge of any actions, suits, investigations, claims or proceedings pending or threatened relating to the Intellectual Property;

(e) To PPD’s knowledge, PPD has conducted research, development and other activities under the Collaboration Agreement in compliance with all applicable laws, regulations, standards, and guidelines in force in the United States, including, but not limited to, the GCP, GLP, and GMP;

(f) PPD has disclosed to TSD all material Information regarding the Products in PPD’s possession, including, but not limited to, all safety data and information;

(g) DISCLAIMER OF PPD IMPLIED WARRANTIES. EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE, PPD MAKES NO REPRESENTATION OR WARRANTY THAT THE USE OF INTELLECTUAL PROPERTY WILL NOT VIOLATE ANY INTELLECTUAL PROPERTY RIGHTS OF ANY PERSON. PPD SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES INCLUDING WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE WITH REGARD TO THE LIKELIHOOD OF SUCCESS OF PRODUCT AFTER THE EFFECTIVE DATE, PROVIDED HOWEVER, THAT NOTHING IN THIS SECTION 9.2(g) SHALL BE CONSTRUED AS LIMITING PPD’S OBLIGATION TO DISCLOSE INFORMATION PURSUANT TO SECTION 2.3 AND 3.3 HEREUNDER TO TSD.

9.3 Covenants of PPD. For so long as there is development activity on SYR110322, SYR110619 [*] by TSD or its Affiliates, or marketing or sales of Products by TSD, its Affiliates or licensees:

(a) PPD covenants that it will not discover, develop, or commercialize any product directed to the Target;

(b) PPD covenants that it will not acquire from any Third Party the right to discover, develop, or commercialize any product directed to the Target;

(c) PPD covenants that it will not enter into any agreement in which any Third Party pursuant to such agreement discovers, develops, or commercializes any product directed to the Target; and

(d) PPD covenants that it will not invest in any Third Party that, to PPD’s knowledge at the time such investment is made, is engaged or intends to engage in the discovery, development or commercialization of any product directed to the Target.

Notwithstanding the foregoing covenants, PPD may provide services to Third Parties in connection with the preclinical and clinical development of one or more inhibitors of the Target and products containing or comprising such inhibitors, provided that (a) such services are limited to those that are usual and customary for clinical research organizations in general and PPD in particular; and (b) PPD shall not retain (1) any right, title, interest or license in any such inhibitor; or (2) any right to receive (directly or indirectly) any consideration in connection with the subsequent development, regulatory filings, regulatory approval, promotion or sales of such inhibitors or products (other than normal and customary fees and expenses charged by PPD for any such services).

9.4 Covenant of TSD and TPC. For the period extending from the Effective Date until [*], TSD and TPC covenant that they will not (and will not permit their Affiliates to) (i) enter into a [*], or (ii) [*].

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

ARTICLE 10

Term of Agreement

10.1 Term of Agreement. The term of this Agreement shall commence on the Effective Date and continue in full force and effect until the later of the expiration of TSD’s obligation to pay royalties under Section 5.3 or the expiration of PPD’s obligation to pay royalties under Section 12.7, provided however, that the term shall expire on the twenty (20) year anniversary of the Effective Date if at such time neither of the following events have occurred: (i) a First Commercial Sale of a Product or a first sale of a Product by PPD, its Affiliates or its licensees; or (ii) an issuance of a Patent in the Collaboration Patent Estate (the “Term”).

10.2 Survival. Expiration of this Agreement shall not relieve any Party of any of its obligations that were incurred prior to expiration. In addition, Articles 3 (excluding Section 3.4), 7 (excluding Section 7.6) and 8, Sections 6.5, 13.2, 13.14 and 13.15, and the indemnification obligations set forth in the last sentence of Section 12.6 shall survive expiration of this Agreement.

ARTICLE 11

INTELLECTUAL PROPERTY MATTERS

11.1 Collaboration Patent Estate Maintenance. TSD shall have the sole right and responsibility in its commercially reasonable discretion at TSD’s sole expense, for preparing, filing, prosecuting and maintaining Patents in the Collaboration Patent Estate. TSD shall keep PPD reasonably informed with respect to the status of such Patents and their prosecution. TSD shall provide to PPD, at least on an annual basis, with a list accurately identifying the status of all Patents in the Collaboration Patent Estate.

11.2 Assistance with Intellectual Property Protection. PPD will provide to TSD information in PPD’s possession or Control and access to PPD personnel as reasonably requested by TSD, at TSD’s sole cost, that is necessary or useful for seeking such Intellectual Property protection. All expenses incurred by TSD associated with seeking protection of Intellectual Property shall be paid by TSD. In connection with any action involving a Patent in the Collaboration Patent Estate or a Product, PPD shall provide TSD with any information or assistance that TSD reasonably requests, at TSD’s sole cost.

11.3 Enforcement of Intellectual Property Rights

(a) If PPD believes that a Third Party is or may be infringing a Patent in the Collaboration Patent Estate with respect to such Third Party’s serine protease dipeptidyl peptidase IV inhibitor, PPD shall immediately provide TSD notice of such belief and the related facts in reasonable detail to allow TSD to assess the potential infringement.

(b) If a Third Party infringes a Patent in the Collaboration Patent Estate with respect to such Third Party’s serine protease dipeptidyl peptidase IV inhibitor, TSD or its Affiliate shall have the sole right (but not the obligation) to pursue any and all injunctive relief, and any or all compensatory and other remedies and relief (collectively, “Remedies”), against such Third Party.

11.4 Assistance and Cooperation. If TSD or its Affiliate pursues Remedies hereunder, PPD will use all reasonable efforts to assist and cooperate with TSD or its Affiliate pursuing such Remedies. TSD will bear all costs and expenses relating to such pursuit. Any damages or other amounts collected with respect to such Third Party’s serine protease dipeptidyl peptidase IV inhibitor will first be used to reimburse TSD for its out of pocket costs and expenses; and then, any remaining amount will be distributed [*]% to TSD and [*]% to PPD.

11.5 Trademarks. As between the Parties, TSD, its Affiliates or their licensee shall own all trademarks developed by TSD or its licensee used to identify a Product sold by TSD.

ARTICLE 12

PPD OPTION TO PPD PRODUCTS

12.1 PPD Option #1 to Develop PPD Products. PPD may elect to pursue the development and commercialization of one or more of SYR110322, SYR110619, [*] as a PPD Product at such time that TSD is not actively developing or commercializing at least one of SYR110322, SYR110619, [*] (“PPD Option #1”).

12.2 PPD Option #2 to Develop PPD Products. In the event that (a) PPD provides TSD with notice that a material breach has occurred under the Agreement with regard to TSD’s failure to use Diligent Efforts to develop SYR110322, SYR110619, [*]; (b) TSD does not make substantial sustained efforts to effect a cure of such material breach within ninety (90) days of receipt of such written notice by PPD where such substantial sustained efforts are reasonably likely to cure such breach; and (c) PPD provides notice that that such material breach has not been cured, then PPD may pursue the development and commercialization of the Compound that was the subject of the material breach as a PPD Product if PPD provides notice to TSD within one (1) year from the date of written notice of such material breach (“PPD Option #2”).

12.3 PPD Election to Develop PPD Products. PPD may elect to exercise PPD Option #1 or PPD Option #2 by providing TSD with written notice indicating the Compound(s) from among SYR110322, SYR110619, [*] which PPD desires to develop and commercialize. The Parties agree to make an appropriate filing with the Federal Trade Commission under the HSR Act, if necessary, as soon as practicable upon the receipt by TSD of an election by PPD under this Section 12.3, and shall use their best efforts to expedite such filing. The Parties will share equally the HSR Act filing fee and will request early termination of the waiting period.

12.4 License to PPD regarding PPD Products. Subject to the terms of this Agreement, TSD will grant to PPD as of the Effective Date a perpetual, royalty bearing, worldwide, exclusive (even as to TSD) license, with right to grant sublicenses, to all Intellectual Property owned or otherwise Controlled by TSD or its Affiliates related to SYR110322, SYR110619, [*], to develop, make, have made, use, import, offer for sale and sell Products comprising SYR110322, SYR110619, [*] (the “PPD License”). To the extent that TSD is unable to grant an exclusive license to any Intellectual Property Controlled by TSD or an Affiliate of TSD, such license granted by TSD to PPD will be non-exclusive with respect to such Intellectual Property. The PPD License granted by TSD to PPD pursuant to this Section 12.4 is conditioned upon and shall only become

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

effective on a Compound by Compound basis following the exercise of PPD Option #1 or PPD Option #2 pursuant to Sections 12.1-12.3, subject to the expiration or earlier termination of any notice and waiting period under the HSR Act, if necessary. Any costs not otherwise reimbursed by PPD for licenses to Third Party intellectual property rights acquired pursuant to Section 5.5, to the extent transferred (TSD does not assure their transferability) from TSD to PPD at PPD’s request, shall be immediately reimbursed by PPD.

12.5 TSD Obligations Following PPD’s Exercise of Option #1 or Option #2. At such time that PPD exercises PPD Option #1 or PPD Option #2 pursuant to Section 12.3, the PPD License shall become effective. Promptly following effectiveness of the PPD License, TSD shall deliver to PPD any and all data and documentation in TSD’s Control relating to the development of such elected Compound. TSD shall also promptly notify PPD if it later discovers any data or documentation in TSD’s Control related to the development of such elected Compound that was not previously delivered to PPD and shall promptly deliver such to PPD. TSD shall also transfer to PPD the legal title to the associated INDs presently on file and any comparable filings in other countries of the Territory for such elected Compound. TSD shall also transfer to PPD ownership of all Drug Substance, CTM and Finished Product of such elected Compound and any other Material in TSD’s possession as of the time such option is exercised.

12.6 Control over development of PPD Products. Following the effectiveness of the PPD License, PPD shall have the right, at its sole discretion and expense, to develop and commercialize such elected Compound. PPD shall be free to select Affiliates, licensees and subcontractors, in its sole discretion, to develop and commercialize PPD Products for such elected Compound, provided however, that PPD shall be liable for all of its obligations under this Article. PPD shall also provide TSD with the same indemnification protection as TSD affords to PPD pursuant to this Agreement for Products.

12.7 Payments to TSD for PPD Products. In regard to any Compound(s) from among SYR110322, SYR110619, [*] that PPD exercises Option #1 or PPD Option #2 pursuant to Section 12.3, then effective as of when PPD exercises such option, PPD shall have the same Milestone Payment and Royalty obligations to TSD that TSD would have had to PPD under Article 5 of this Agreement if it were TSD developing such PPD Product instead of PPD. PPD shall pay TSD out of Net Sales of PPD Products all costs in regard to Drug Substance, CTM and Finished Product of such elected Compound and any other Material transferred to PPD pursuant to Section 12.5.

12.8 Reversion to TSD absent PPD Diligent Efforts All rights granted to PPD under this Article shall be subject to reversion to TSD at any such time that PPD fails to utilize Diligent Efforts to develop and commercialize such elected Compound or materially breaches its obligations under this Article including the payment obligations set forth in Section 12.7.

12.9 Exercise of PPD Option #2 not exclusive remedy. The Parties agree that PPD’s exercise of PPD Option #2 pursuant to Section 12.3 based on a material breach shall not be exclusive or prejudicial to any other rights or remedies that PPD may otherwise have on account of the failure of TSD to use Diligent Efforts to develop SYR110322, SYR110619, [*].

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

12.10 Specific Performance as Remedy for Breach of Section 12.5. The Parties agree that following PPD’s proper exercise of PPD Option #1 or PPD Option #2 pursuant to Sections 12.1-12.3, should TSD fail to reasonably comply with its obligations under Section 12.5, then, following such breach, PPD shall have the right to seek specific performance by TSD of its obligations under Section 12.5.

ARTICLE 13

MISCELLANEOUS

13.1 Entire Agreement; Amendment. This Agreement sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior and contemporaneous agreements and understandings between the Parties, including without limitation, the Collaboration Agreement. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

13.2 Governing Law. Resolution of all disputes arising out of or related to this Agreement or the performance, enforcement, breach or termination of this Agreement and any remedies relating thereto, shall be governed by and construed under the substantive laws of the State of New York, without regard to conflicts of law rules that would provide for application of the law of a jurisdiction outside New York.

13.3 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes if mailed by first class certified or registered mail, postage prepaid, express delivery service or personally delivered. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

For TSD:	Takeda San Diego, Inc.
10410 Science Center Drive
San Diego, CA 92121
Fax: (858) 550-0992
Attention: General Counsel

With a copy to:	Takeda Pharmaceutical Company Limited
1-1 Doshomachi 4-chome, Chuo-ku, Osaka, Japan
Fax: 81-6-6204-2055
Attention: General Manager, Legal Department

For PPD:	Development Partners, LLC
3151 South 17th Street
Wilmington, NC 28412
Fax: (910) 762-5820
Attention: President

With a copy to:	Pharmaceutical Product Development, Inc.
3151 South 17th Street
Wilmington, NC 28412
Fax: (910) 762-5820
Attention: General Counsel

13.4 United States Dollars. References in this Agreement to “Dollars” or “$” shall mean the legal tender of the United States of America.

13.5 No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

13.6 Assignment. Neither PPD or TSD may sell, assign, transfer, convey, license, sublicense, pledge, or otherwise dispose (collectively “assignment”) this Agreement or any rights or obligations under this Agreement or any Intellectual Property without the prior written consent of the other, provided, that (a) PPD or TSD may make such an assignment without the other Party’s consent to an Affiliate, provided that such Affiliate agrees in writing to be bound by the terms and conditions of this Agreement, and, in the case of a transfer by TSD, any Intellectual Property so assigned by TSD or its Affiliates shall be subject to the PPD License, and (b) PPD may sell, assign, transfer, convey, license, sublicense, pledge, or otherwise dispose to a Third Party without the other Party’s’ consent any right to milestone and/or royalty payments, or other payments that may inure to PPD’s benefit pursuant to the terms of this Agreement, and provided however, that PPD may not assign PPD’s right to participate in the JDC pursuant to Section 4.5 or assign any rights PPD may have to perform CRO services for TSD pursuant to Section 4.9. Notwithstanding the foregoing, TSD shall have the right to independently select and utilize Affiliates, licensees and subcontractors in its sole discretion to perform its duties under the Agreement, provided that TSD uses commercially reasonable efforts to cause such Affiliates, licensees and subcontractors to use Diligent Efforts in performing such duties, TSD remains liable for all of its obligations under this Agreement, and any sale of Products by a Permitted Seller is included in Net Sales in accordance with Section 1.35.

13.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.8 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

13.9 Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

13.10 Ambiguities. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

13.11 Headings. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

13.12 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

13.13 Tax Treatment and Tax Structure Disclosure. Notwithstanding anything herein to the contrary, any Party to this Agreement (and any employee, representative, or other agent of any Party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all Information, intellectual property of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided however, that such disclosure may not be made to the extent a lack of disclosure is reasonably necessary to comply with any applicable federal or state securities laws. For the purposes of the foregoing sentence, (a) the “tax treatment” of a transaction means the purported or claimed federal income tax treatment of the transaction, and (b) the “tax structure” of a transaction means any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the transaction.

13.14 Dispute Resolution. (a) If a dispute arises between the parties as to the interpretation or performance of any of the provisions of this Agreement or as to matters related to but not covered by this Agreement, then the Parties shall consult initially to try to resolve the matter amicably. If they shall not be capable of resolving the matter within forty five (45) days of the dispute arising, the matter shall be dealt with in accordance with the provisions of Section 13.14(b).

(b) All disputes arising out of or in connection with the Agreement shall be settled by final and binding arbitration by the American Arbitration Association (“AAA”), under its commercial rules then in effect except as provided herein. The arbitration will be conducted in New York, NY or such other geographically neutral site within the United States that is mutually agreed by the Parties. All proceedings shall be held in English and a transcribed record prepared in English. The parties shall choose, by mutual agreement, one arbitrator within twenty (20) days of the filing of an arbitration demand with the AAA. If the parties are unable to appoint an arbitrator within the time herein provided or any extension of time that is mutually agreed on, one arbitrator will be appointed by PPD, one arbitrator will be appointed by TSD, and the third arbitrator will be appointed by the two arbitrators within thirty (30) days of the date on which the initial period for appointment of a sole arbitrator by mutual agreement lapsed. The award rendered by the arbitrator shall include all costs of arbitration, reasonable attorneys’ fees and reasonable costs for expert and other witnesses, and judgment on such award may be entered in any court having jurisdiction thereof. Nothing in this Agreement shall be deemed as preventing either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of the dispute as necessary to protect either Party’s name, proprietary information, trade secrets, know-how or any other proprietary right. If the issues in dispute involve scientific or technical matters, any arbitrator chosen hereunder shall have educational training and/or experience sufficient to demonstrate a reasonable level of knowledge in the field of biotechnology.

13.15 Joint Responsibility. (a) PPD and PPD, Inc. shall be jointly and severally liable for any and all obligations of PPD hereunder. PPD, Inc. hereby unconditionally and irrevocably guarantees to TSD the performance of all of the obligations of PPD under this Agreement, including the due and prompt payment by PPD of any amounts payable under Article 7 and Sections 12.6 and 12.7 of this Agreement and the satisfaction of each of the representations, warranties and indemnities of PPD set forth therein. In case of the failure of PPD promptly to satisfy any of its obligations under Article 7 and Sections 12.6 and 12.7 of this Agreement, PPD, Inc. hereby agrees to cause the payment of such amounts to be made promptly when and as such amounts become due and payable and as if such amounts were paid by PPD. PPD Inc.’s obligations under this Section 13.15 shall survive any transfer of ownership of PPD, Inc. or any of its assets or the assignment by PPD, Inc. of any of its obligations under this Agreement.

(b) TSD and TPC shall be jointly and severally liable for any and all obligations of either of them hereunder. TPC hereby unconditionally and irrevocably guarantees to PPD the performance of all of the obligations of TSD under this Agreement, including the due and prompt payment by TSD of any amounts payable under Articles 5, 6 and 7 of this Agreement and the satisfaction of each of the representations, warranties and indemnities of TSD set forth therein. In case of the failure of TSD to promptly pay any amounts due to PPD pursuant Articles 5 or 6 of this Agreement, or to satisfy any of its obligations under Article 7 of this Agreement, TPC hereby agrees to cause the payment of such amounts to be made promptly when and as such amounts become due and payable and as if such amounts were paid by TSD. TPC’s obligations under this Section 13.15 shall survive any transfer of ownership of TPC or any of its assets or the assignment by TPC of any of its obligations under this Agreement.

13.16 Schedules, Exhibits and Attachments. All schedules, exhibits and attachments referred to herein are intended to be and hereby are specifically made part of this Agreement. However, if there is a conflict between a term or condition of such schedules, exhibits and attachments and this Agreement, the terms and conditions of this Agreement shall prevail.

13.17 Publicity. The Parties agree that the public announcement of the execution of this Agreement shall be substantially in the form of the press release attached as Schedule 13.17. Any other written publication, news release or other written public announcement relating to this Agreement or to the performance hereunder, shall first be reviewed and approved by both Parties; provided, however, that any disclosure which is required by law as advised by the disclosing Party’s counsel may be made without the prior consent of the other Party, although the other Party shall be given prompt notice of any such legally required written disclosure and to the extent practicable shall provide the other Party an opportunity to comment on the proposed written disclosure.

13.18 Third-Party Beneficiaries; Affiliates. No Third Party is intended or shall be deemed to be a beneficiary of any provision of this Agreement. TSD and TPC acknowledge that Affiliates of TSD and TPC have certain obligations under this Agreement, and TSD and TPC shall ensure that their respective Affiliates perform and otherwise comply with all such obligations. Neither Party shall permit any of its Affiliates to take any action which, if taken by it, would violate its obligations hereunder.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the date(s) set forth below.

Takeda San Diego, Inc.

By:
Name:	Steve Kaldor
Title:	President and Chief Scientific Officer
Date:

Takeda Pharmaceutical Company Limited

By:
Name:	Yasuchika Hasegawa
Title:	President and Chief Operating Officer
Date:

Development Partners, LLC

By:
Name:
Title:
Date:

Pharmaceutical Product Development, Inc.

By:
Name:
Title:
Date:

Schedule 1.5

COLLABORATION PATENT ESTATE

[*]

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Schedule 1.12

322 DEVELOPMENT PLAN

[*]

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Schedule 2.1(a)(i)(1)

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT is made and entered into this [            ] day of July, 2005 by and among Pharmaceutical Product Development, Inc., a North Carolina corporation, PPD Development, LP, a Texas limited partnership, and Development Partners, LLC, a Delaware limited liability company (hereinafter collectively referred to as the “Assignor”) and Takeda San Diego, Inc., a Delaware corporation (hereinafter “Assignee”). Unless otherwise defined herein, capitalized terms used in this Assignment and Assumption Agreement shall have the meanings assigned to them in the Agreement among the Assignor, the Assignee and Takeda Pharmaceutical Company Limited, dated as of July [            ], 2005 (the “Agreement”).

WHEREAS, in accordance with the terms of the Agreement, Assignor is selling and assigning to Assignee, and Assignee is purchasing, accepting assignment and assuming from Assignor, Assignor’s right, title, interest and obligations in, to and under certain contracts and other agreements of Assignor as set forth in Schedule 2.1(a)(i)(2) to the Agreement (hereinafter “Assigned Contracts”); and

WHEREAS, Assignor and Assignee desire (i) to effect the transfer and assignment to Assignee of Assignor’s right, title and interest in, to and under the Assigned Contracts and (ii) to evidence the assumption by Assignee of all obligations and duties thereunder.

NOW, THEREFORE, for good and valuable consideration as set forth in the Agreement, it is agreed as follows:

1. Assignor hereby grants, conveys, sells, assigns and transfers to Assignee, its successors and assigns, forever, without reservation, all of Assignor’s right, title and interest as of the date hereof in the Assigned Contracts.

2. Assignee hereby assumes and agrees that it will perform and discharge all liabilities and obligations of Assignor under the Assigned Contracts that arise or are to be performed from and after the date hereof.

3. This Assignment and Assumption Agreement has been executed and delivered pursuant to the Agreement, the terms, conditions, representations and warranties of which are incorporated by reference herein. This Assignment and Assumption Agreement shall not be deemed to modify or supersede the Agreement in any manner whatsoever.

4, This Assignment and Assumption Agreement shall be binding upon and inure to the benefit of Assignor and Assignee and their respective successors and assigns, and shall be construed under and governed by the laws of the State of New York. This Assignment and Assumption Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be executed in counterparts on the date first above written.

Pharmaceutical Product Development, Inc.

By:
Name:
Title:

PPD Development, LP By: PPD GP, LLC Its: Sole General Partner

By:
Name:
Title:

Development Partners, LLC By: Applied Bioscience International Inc. Its: Sole Manager

By:
Name:
Title:

Takeda San Diego, Inc.

By:
Name:
Title:

Schedule 2.1(a)(i)(2)

THIRD PARTY CONTRACTS ASSUMED BY TSD

[*]

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Schedule 3.3

322 AND 619 MATERIAL

[*]

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Schedule 4.9

ADDENDUM FOR 322 DEVELOPMENT SERVICES

[*]

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Schedule 5.3

EXAMPLES OF ROYALTY CALCULATIONS

[*]

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Schedule 5.4

OUTSTANDING DEVELOPMENT EXPENSES

[*]

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Confidential

Schedule 8.3

AUTHORIZED PUBLIC DISCLOSURE

The parties shall have the right to disclose the following information:

•	Takeda will pay PPD an upfront payment of $15 million,

•	Takeda will pay PPD a development milestone of $15 million if and when the first dosing of a subject in a Phase III trial occurs,

•	Takeda will pay PPD additional milestone payments of up to $70.5 million upon the occurrence of certain milestone events. The parties may disclose the milestone events, if SEC requires so.

•	Commercial milestone payments of up to $33 million based on the achievement of specified worldwide sales targets for the DPP-IV compounds, and

•

Tiered Royalties, based on sales of the DPP-IV compounds. In the US, royalties range from middle single digit royalties to low double digit royalties. For EU and Japan, royalties range from mid to upper single digit royalties, with similar royalties for ROW.

Schedule 13.17

PRESS RELEASE

Takeda Pharmaceutical Company Limited

PPD, Inc.

Contact for Takeda:

Seizo Masuda

+81-6-6204-2060

Masuda_Seizo@takeda.co.jp

Contact for PPD:

Steve Smith

+910 772 7585

stephen.smith@wilm.ppdi.com

July xx, 2005

Takeda Acquires the Rights to DPP4 Inhibitors Granted to PPDI

Osaka, Japan/Wilmington, N.C., July xx, 2005 — Takeda Pharmaceutical Company Limited (“Takeda”) and PPD, Inc. (Nasdaq: PPDI) today announced an agreement in which Takeda acquired the development and marketing rights to all dipeptidyl peptidase IV (DPP4) inhibitors previously granted to PPD under an agreement between PPD and Syrrx, Inc. Takeda acquired Syrrx, Inc., now known as Takeda San Diego, Inc., in March 2005.

Under the new agreement, Takeda, through Takeda San Diego, acquired all the remaining rights to develop and commercialize the DPP4 inhibitors, which rights had been shared by PPD and Takeda San Diego under the collaboration agreement dated November 19, 2003. In exchange for terminating the collaboration agreement and transferring its rights to Takeda, PPD will receive an upfront payment of US$15.0 million, plus development and sales milestones, and royalties on sales of DPP4 inhibitors if approved for marketing.

The agreement further provides that PPD will serve as the sole provider to Takeda of Phase II and Phase III clinical development services in the US and the EU for the DPP4 inhibitors. This will enable the DPP4 development program to continue without interruption. Further details of the financial terms of the agreement were not disclosed.

A variety of pre-clinical and clinical findings to date indicate DPP4 inhibitors have the potential to treat type 2 diabetes. DPP4 degrades GLP-1 (Glucagon-like peptide-1), an important hormone that is released in response to the intake of food and that stimulates pancreatic beta cells to increase the secretion of insulin and that has potential to improve beta cell function itself. DPP4 inhibitors, taken orally, work by blocking GLP-1 degradation to keep its concentration for a longer period of time. Therefore, DPP4 inhibitors are expected to be one of the new generation agents for diabetes treatment.

“We are pleased to reach this agreement with PPD, allowing us full rights to DPP4 inhibitors created by our new colleagues at Takeda San Diego,” said Yasuchika Hasegawa, President & Chief Operating Officer of Takeda. “We believe that these DPP4 inhibitors will enhance Takeda’s diabetes franchise in the future”.

“We too are excited with the new arrangement with Takeda for the continued development and commercialization of the DPP4 assets,” said Fred Eshelman, Chief Executive Officer of PPD. “With the signing of this agreement, this becomes the second program under which we have advanced the clinical development of a compound and then transferred it to a third party for continued development and commercialization, thereby further validating our compound partnering strategy. As a worldwide leader in diabetes medicines, we believe that Takeda is an outstanding partner for this program.”

###

<About Takeda>

Takeda, located in Osaka, Japan, is a research-based global company with its main focus on pharmaceuticals. As the largest pharmaceutical company in Japan and one of the global leaders of the industry, Takeda is committed to striving toward better health for individuals and progress in medicine by developing superior pharmaceutical products.

For more information on Takeda, visit our website, http://www.takeda.com

<About PPD>

As a leading global provider of discovery and development services and products for pharmaceutical, biotechnology and medical device companies, PPD applies innovative technologies, therapeutic expertise and a commitment to quality to help clients maximize the return on their R&D investments. With proven early discovery through post-market resources, the company also offers compound partnering opportunities. PPD has more than 7,100 professionals worldwide with offices in 28 countries. For more information on PPD, visit our Web site at http://www.ppdi.com.

Except for historical information, all of the statements, expectations and assumptions contained in this news release, including the expectations and assumptions about the future development and commercialization of DPP4 inhibitors, are forward-looking statements that involve a number of risks and uncertainties. Although PPD attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause results to differ materially include the following: risks associated with the development and commercialization of drugs; risks associated with and dependence on collaborative relationships; rapid technological advances that make products less competitive; economic conditions and competition in the pharmaceutical industry; and the other risk factors set forth from time to time in the SEC filings for PPD, copies of which are available free of charge upon request from the PPD investor relations department.

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Portions of this exhibit marked [*] are omitted and are requested to be treated confidentially.

AMENDMENT NO. 1 TO THE AGREEMENT

This Amendment No. 1 (the “Amendment”), is effective as of the 10th day of October, 2005, by and among Takeda San Diego, Inc., a Delaware corporation having a place of business at 10410 Science Center Drive, San Diego, CA 92121 (“TSD”), Takeda Pharmaceutical Company Limited, a corporation organized under the laws of Japan, having its principal place of business at 1-1 Doshomachi 4-chome, Chuo-ku, Osaka, Japan ( “TPC”), Development Partners, LLC, a Delaware limited liability company having its principal place of business at 3151 South 17th Street, Wilmington, NC 28412 (“PPD”), and Pharmaceutical Product Development, Inc., a North Carolina corporation having its principal place of business at 3151 South 17th Street, Wilmington, NC 28412 (“PPD, Inc.”).

WHEREAS, TSD, TPC, PPD and PPD, Inc. are parties to that certain Agreement dated July 13, 2005 (the “Agreement”); and

WHEREAS, TSD, TPC, PPD and PPD, Inc. wish to amend the Agreement in order to modify the timing and transfer of the IND for 322 and 619, modify milestone payments associated with Phase III development and clarify the contract assignment and indemnification obligations of the Parties.

NOW, THEREFORE, that for and in consideration of the foregoing premises, the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. All capitalized terms used but not otherwise defined herein will have the meanings ascribed to them in the Agreement.

2. Schedule 2.1(a)(i)(2) (Third Party Contracts Assumed by TSD) is replaced in its entirety with the attached new Schedule 2.1(a)(i)(2) in which subsection I (Renal Impairment Site Agreements) has been deleted.

3. Section 3.3 is replaced in its entirety with the following new Section 3.3:

3.3. Delivery of Documents and Materials. Promptly following the Effective Date, PPD shall deliver to TSD any and all data and documentation in PPD’s Control related to the development of a Compound or Product, and not in the possession of TSD, on the Effective Date. Following the Effective Date, PPD shall promptly notify TSD if it later discovers any data or documentation in PPD’s Control related to the development of a Compound or Product that was not previously delivered to TSD and shall promptly deliver such to TSD. PPD transferred to Takeda Global Research & Development Center, Inc. (“TGRD”) the legal title to the associated INDs presently on file and any comparable filings in other countries of the Territory for SYR110322 and SYR110619 on September 1, 2005. PPD shall transfer to TSD ownership of all Drug Substance, CTM and Finished Product of SYR110322 and SYR110619 and any other Material in its possession as of the Effective Date of this Agreement, the amounts of which are listed on Schedule 3.3.

4. The table in Section 5.2(a) is replaced in its entirety with the following new table for Section 5.2(a):

Milestone Event	Milestone Payment

Dosing of any Product to the twentieth (20th) subject in a Phase III Trial	Fifteen million dollars ($15,000,000)

[*]	[*] million dollars ($[*])

[*]	[*] million dollars ($[*])

[*]	[*] million dollars ($[*])

[*]	[*] million dollars ($[*])

[*]	[*] million dollars ($[*])

[*]	[*] million [*] hundred thousand dollars ($[*])

5. Section 7.1 is deleted in its entirety and replaced with the following:

7.1 TSD Indemnification of PPD. TSD hereby agrees to indemnify, defend and hold harmless PPD and its Affiliates and their directors, officers, agents and employees (the “PPD Indemnitees”) from and against any and all damages,

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

liabilities, expenses and/or loss, including reasonable legal expenses and reasonable attorneys’ fees (“Losses”) resulting from suits, claims, proceedings, or causes of action (“Claims”) brought by a Third Party against such PPD Indemnitee arising from: (i) any allegation of infringement or misappropriation of a Third Party’s intellectual property relating to the subject matter of this Agreement; (ii) any breach by TSD or its Affiliates of a representation or warranty contained in this Agreement; (iii) any breach of this Agreement or applicable law by TSD or its Affiliates; (iv) the handling, possession, development, manufacturing, marketing, distribution, promotion, sale or use of Product; (v) any allegation of injury or death caused by any person’s use of Product; (vi) any liability or other claim (including without limitation, injury or death) for the use of any Drug Substance, CTM, or Product; (vii) the breach or other violation of any underlying license to the Intellectual Property licensed to TSD by PPD in Section 3.2, by TSD and its Permitted Sellers and other licensees or subcontractors; (viii) the exercise of any right(s) under the Intellectual Property, by TSD and its Permitted Sellers and other licensees or subcontractors; (ix) any failure by TSD or its Affiliates to comply in all material respects with applicable laws in connection with the performance of their respective obligations or the exercise of their respective rights under this Agreement; (x) the negligence or willful misconduct of TSD or its Affiliates in the performance of this Agreement; (xi) the contracts listed in Schedule 2.1(a)(i)(l) that are assigned to TSD pursuant to Section 2.1(a)(i), but only to the extent such Claim arises from activities under such contracts that occur after the Effective Date; and/or (xii) the Letters of Indemnification, Phase II Clinical Research Agreements and Renal Impairment Site Agreements identified on Schedule 7.1 attached hereto, but only to the extent a Claim arises from activities under such agreements that occur after the Effective Date.

The foregoing indemnification obligations shall not apply to the extent such PPD Losses result from (1) breach by PPD or its Affiliates of a representation or warranty contained in this Agreement or, with respect to Section 7.1(xii) only, the Global Master Agreement, Clinical Research Management Services (Phases II-IV) dated July 13, 2005 executed by PPD, Takeda Global Research & Development Center, Inc. and Takeda Europe Research & Development Centre Ltd. (“Clinical Agreement”); and/or (2) breach of this Agreement, applicable law or, with respect to Section 7.1(xii) only, the Clinical Agreement by the PPD Indemnitee; and/or (3) the negligence or willful misconduct of the PPD Indemnitee in the performance of this Agreement or, with respect to Section 7.1(xii) only, the Clinical Agreement. TSD and TPC agree to indemnify, defend and hold the PPD Indemnitees harmless from any Claim against the PPD Indemnitees as a result of [*].

6. Attached hereto is a new Schedule 7.1 to the Agreement containing a list of Phase II Clinical Research Agreements and Letters of Indemnification and a list of Renal Impairment Site Agreements for which TSD or an Affiliate of TSD will assume the role of sponsor as defined in 21 CFR §312.3(b) after the Effective Date.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

7. Section 7.3 is deleted in its entirety and replaced with the following:

7.3 Indemnification Procedure.

(a)	If any action is brought against a party entitled to indemnification under Section 7.1 or 7.2, as applicable, (each, an “Indemnified Party”), such Indemnified Party or Parties shall promptly notify the party obligated to provide indemnification (an “Indemnifying Party”) in writing of the institution of such action.

(b)	Promptly upon receipt of notice pursuant to subparagraph (a) above, the Indemnifying Party shall promptly assume the defense of such action, including, without limitation, the employment of counsel reasonably satisfactory to such Indemnified Party or Parties, and payment of expenses. An Indemnified Party or Parties shall have the right to employ its or their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties, unless:

(i)	the employment of such counsel shall have been authorized in writing by the Indemnifying Party in connection with the defense of such action; or

(ii)	the named parties to such action include both the Indemnified Party or Parties and the Indemnifying Party and such Indemnified Party or Parties shall have reasonably concluded that there may be one or more legal defenses available to it or them or to other Indemnified Parties which are different from, or in addition to, those available to the Indemnifying Party.

In either of the foregoing events, such fees and expenses shall be borne by the Indemnifying Party and the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party or Parties. Notwithstanding anything to the contrary set forth herein, under no circumstances shall the Indemnifying Party be obligated to assume responsibility for the expenses for more than one counsel for all the Indemnified Parties.

(c) Notwithstanding anything contained in this Section 7.3 to the contrary, the Indemnifying Party shall not be liable for any settlement of any such claim or action effected without its written consent, which consent shall not be unreasonably withheld. The Indemnifying Party shall have the right to settle or compromise any action, or permit a default or consent to the entry of judgment in, or otherwise seek to terminate, any pending or threatened action, in respect of which indemnity may be sought hereunder (whether or not any Indemnified Party is a party thereto), provided such settlement, compromise, consent, or termination includes an unconditional release of each Indemnified Party from all liability in respect of such action. In the event such an unconditional release is not obtainable for each Indemnified Party, then the Indemnifying Party must obtain the prior written consent of any Indemnified Party not so released before the Indemnifying Party may enter into such settlement, compromise, consent or termination.

8. PPD represents and warrants that the Sites listed under “Phase II Clinical Research Agreements and Letters of Indemnification” on Schedule 7.1 have not executed contracts with third party providers for services performed under the respective Clinical Research Agreements for Protocol [*] entitled, “[*]”.

9. Except as expressly provided herein, in the event of a conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall control.

10. Except as otherwise amended herein, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have executed this Amendment No. 1 through duly authorized representatives as of the date first set forth herein.

Takeda San Diego, Inc.		Takeda Pharmaceutical Company Limited

By:	/s/ Stephen W. Kaldor	By:	/s/ Yasuhiko Yamanaka
Name:	Stephen W. Kaldor	Name:	Yasuhiko Yamanaka
Title:	President and Chief Scientific Officer	Title:	General Manager, Corporate Strategy and Planning

Development Partners, LLC		Pharmaceutical Product Development, Inc.

By:	/s/ Fred N. Eshelman	By:	/s/ Fred N. Eshelman
Name:	Fred N. Eshelman	Name:	Fred N. Eshelman
Title:	President	Title:	Chief Executive Officer

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Schedule 2.1(a)(i)(2)

THIRD PARTY CONTRACT TO BE ASSUMED BY TSD

[*]

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Schedule 7.1

CLINICAL RESEARCH AGREEMENTS AND

LETTERS OF INDEMNIFICATION

[*]

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.